UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 4, 2015

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California		91320-1799
(Address of principal executive offices)		(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2015, Amgen Inc. (the “Company”) publicly announced the appointment of Annette L. Such, age 46, to serve as the Company’s Chief Accounting Officer (“CAO”), effective as of March 9, 2015. Ms. Such will be the Company’s principal accounting officer; she will not be an executive officer of the Company.

The Board of Directors of the Company (the “Board”) appointed Ms. Such to this position on March 4, 2015. Ms. Such has served as the Company’s Executive Director, Technical Accounting and External Reporting since she was hired in June 2012. From March 2012 through May 2012, Ms. Such was Vice President of Accounting at Dell Inc., a computer technology company, where she also served as Executive Director of Accounting from May 2005 until March 2012. Ms. Such is a Certified Public Accountant.

In connection with the appointment of Ms. Such as CAO, the Compensation and Management Development Committee of the Board approved an award of restricted stock units to Ms. Such with a grant date value of $200,000, pursuant to the Company’s standard terms and conditions and subject to Ms. Such’s continued employment with the Company. Ms. Such does not have an employment agreement with the Company.

Additional Information

There are no family relationships between Ms. Such and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: March 4, 2015

	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary